Exhibit 99.4

Contact: Terry Buda
Phone:   717-519-8638
Email:   tbuda@uncb.com



For Immediate Release


                  BANK BREAKS WITH TRADITION
     UNION NATIONAL COMMUNITY BANK SET TO LAUNCH NEW BRAND


The banking experience, as Lancaster County understands it, will change forever when Union National Community Bank launches a new brand at the unveiling of its latest branch on Monday, April
24th.

After years of extensive planning, Union National will reveal its strategy to revolutionize the way people bank when it introduces the new brand, Gold Cafe' , via a branch located at 1625 Old
Philadelphia Pike.

Functioning as both Union National Community Bank and an upscale coffee house, the objective of Gold Cafe' is to deliver a remarkably different banking experience that connects customers to metropolitan culture.

The physical environment of Gold Cafe'' connects to metropolitan culture through its layout, design and use of technology. The artwork, color palettes and architectural and design elements combined with Wi-Fi access, convenient hours 7-days a week and plasma screens that broadcast everything from major news networks to music videos - create a space reminiscent of something found in a major city.

The experience will be delivered via another novel concept - the "financial barista." These specialty trained team members will serve as dual employees of the bank and the coffee operation, and will be experts on bank products, customer experience and the preparation of espresso and espresso based beverages.

The Gold Cafe' represents the vision of Union National's President, Michael Frey. "Banking is a very competitive but highly commoditized industry. We believed true differentiation was imperative for our successful growth, and that the creation and delivery of a remarkable experience was our path to that differentiation. We've taken certain stereotypes of a bank and bankers and turned them upside down. We believe it's possible to be trustworthy and professional while also being innovative, creative and fun."

The first Gold Cafe' office off of Old Philadelphia Pike is situated next to HACC's Lancaster Campus. The location provides tremendous opportunity for Union National to forge new relationships with the local college community and surrounding businesses and households. This first branch will be followed by an additional Gold Cafe' in East Hempfield Township.

Union National Community Bank, a wholly-owned subsidiary of Union National Financial Corporation, has been serving its communities for over 150 years. The bank provides a full range of financial services for both retail and business customers in Lancaster County, Pennsylvania. Union National Financial Corporation's stock is traded in the over-the-counter market under the symbol UNNF. For more information, visit www.uncb.com. The bank operates seven retail offices in Lancaster County.